Exhibit 99.1

Acuity Inc. Appoints Nick Tzitzon to its Board of Directors

ATLANTA — September 29, 2026 — Acuity Inc. (NYSE: AYI) announces that its Board of Directors has elected Nick Tzitzon as an Independent Director, effective September 24, 2026.

In connection with the appointment, the Board approved an increase in its size from nine to ten directors. Tzitzon will serve on the Audit and Governance Committees, and his initial term will expire at the Company’s next annual meeting of stockholders.

Tzitzon currently serves as Vice Chairman of ServiceNow and leads the company's AI Institute, where he works with customers, partners and policymakers on the transformative potential of artificial intelligence. He brings extensive experience leading growth, strategy and digital transformation initiatives across the technology sector.

“Nick’s experience helping organizations harness software, data and AI to drive productivity and business outcomes aligns with how we are creating value for customers and shareholders,” said Neil Ashe, Chairman, President and Chief Executive Officer of Acuity. “We are pleased to welcome Nick to the Board and look forward to the perspective he will bring as we advance our strategy.”

“I am honored to join Acuity's Board of Directors,” said Tzitzon, “Under Neil's leadership, Acuity is positioned to lead the next wave of AI value creation. Industrial intelligence is a massive global growth opportunity. I'm enthusiastic about the company's bright future and look forward to supporting the team on that journey.”

About Acuity Inc.

Acuity Inc. (NYSE: AYI) is a market-leading industrial technology company. We use technology to solve problems in spaces, light and more things to come. Through our two business segments, Acuity Brands Lighting (ABL) and Acuity Intelligent Spaces (AIS), we design, manufacture, and bring to market products and services that make a valuable difference in people’s lives.

We achieve growth through the development of innovative new products and services, including lighting, lighting controls, building management solutions, and an audio, video and control platform. We focus on customer outcomes and drive growth and productivity to increase market share and deliver superior returns. We look to aggressively deploy capital to grow the business and to enter attractive new verticals.

Acuity Inc. is based in Atlanta, Georgia, with operations across North America, Europe and Asia. The Company is powered by approximately 13,000 dedicated and talented associates. Visit us at www.acuityinc.com.